                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               UTILX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            UTILX/(R)/ CORPORATION

                              22820 Russell Road
                                P. O. Box 97009
                         Kent, Washington  98064-9709


                                 June 25, 1999


Dear Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of UTILX Corporation at 10:30 a.m., Pacific Daylight Time, on Friday, July 30, 1999, at the corporate headquarters located at 22820 Russell Road, Kent, Washington 98032.

    The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

    Whether or not you plan to attend the meeting, we hope you will have your stock represented by signing, dating and returning the enclosed Proxy Card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your Proxy.

                                        Sincerely,

                                        /s/ William M. Weisfield

                                        William M. Weisfield
                                        Chairman of the Board


________________________________________________________________________________

                                   IMPORTANT

    A Proxy Statement and Proxy Card are submitted herewith. All stockholders are urged to complete and mail the enclosed Proxy Card promptly. The enclosed envelope for return of proxy requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed Proxy Card is revoked.

________________________________________________________________________________


                   IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

                            UTILX/(R)/ CORPORATION

                              22820 Russell Road
                                P. O. Box 97009
                         Kent, Washington  98064-9709

                         ____________________________


                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                 July 30, 1999

                         ____________________________

To the Stockholders:

     The 1999 Annual Meeting of Stockholders of UTILX Corporation will be held at 10:30 a.m., Pacific Daylight Time, on Friday, July 30, 1999, at the corporate headquarters, 22820 Russell Road, Kent, Washington 98032, for the following purposes:

     I. To elect two (2) directors to hold office until their successors are elected and qualified (page 2 of enclosed Proxy Statement); and

     II. To transact such other business as may properly come before the meeting.

     The nominees for directors are set forth in the enclosed Proxy Statement.

     June 2, 1999 has been fixed as the record date for the 1999 Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, IN ORDER TO ASSURE YOUR REPRESENTATION YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                 By Order of the Board of Directors

                                 /s/ Anne G. Cameron

                                 Anne G. Cameron
                                 Corporate Secretary
Kent, Washington
June 25, 1999


                  The 1999 Annual Report of UTILX Corporation
                       accompanies this Proxy Statement.

                            UTILX/(R)/ CORPORATION

                            ______________________

                                PROXY STATEMENT

                            ______________________


General

    The enclosed Proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of UTILX Corporation ("UTILX" or the "Company") for use at the 1999 Annual Meeting of Stockholders to be held at 10:30 a.m., Pacific Daylight Time, on Friday, July 30, 1999, at the corporate headquarters, 22820 Russell Road, Kent, Washington 98032, and at any adjournment or adjournments thereof. Only stockholders of record of common stock of UTILX Corporation, par value $0.01 per share (the "Common Stock"), at the close of business on June 2, 1999, will be entitled to vote at the 1999 Annual Meeting of Stockholders. On June 2, 1999, the Company had 7,431,560 outstanding shares of Common Stock.

    The address of the Company's principal executive offices is 22820 Russell Road, Kent, Washington 98032 and the mailing address is P.O. Box 97009, Kent, Washington 98064-9709. This Proxy Statement and the accompanying Proxy Card are being mailed to the stockholders of the Company on or about June 25, 1999.

Voting

    Each share of Common Stock outstanding on the record date of June 2, 1999, is entitled to one vote at the 1999 Annual Meeting of Stockholders. Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the meeting, the nominees for election as directors must be elected by a plurality vote. In the election of directors, shares that are not voted for the election of directors will not count in determining the total number of votes for each nominee.

    Stockholders do not have the right to cumulate their votes in the election of directors. The two nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting of Stockholders, will be elected directors.
In an uncontested plurality election such as this, abstentions will have no effect, since approval by a specified percentage of shares present or outstanding is not required. Because brokers have discretion to vote shares of common stock held on behalf of beneficial owners if no instructions are received about how to vote such shares, there will be no "broker non-votes" in the election of directors.

    Shares for which Proxies are properly executed and returned will be voted at the meeting in accordance with the directions noted thereon, and in the absence of directions to the contrary, such shares will be voted "FOR" the election of the nominees for the Board of Directors named in the following pages, provided that if such nominees should become unavailable for election for any reason, such shares will be voted for the election of a substitute nominee as the Board of Directors may propose.

Revocation

    Any stockholder giving a Proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either a written notice of revocation or a duly executed Proxy bearing a later date than the original proxy, or by attending the meeting and electing to vote in person.

                        I.  PROPOSAL TO ELECT DIRECTORS

Board of Directors

    The Company's Board of Directors currently consists of six directors who, in accordance with the Company's By-laws, are divided into three classes. The provision is designed to ensure that one-third of the Board is eligible for reelection in any given year. At the 1999 Annual Meeting of Stockholders, two directors will be elected to serve for a term of three years, expiring in 2002. The remaining four directors are divided into two classes of two directors each, respectively, whose terms expire in 2000 and 2001, respectively. The directors elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-laws of the Company.
The names of the nominees and continuing members of the Board of Directors are listed below. Shares represented by a properly executed Proxy in the form of the accompanying Proxy Card will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the Proxy in the event that any person other than the nominees listed below is to be voted upon at the meeting due to the unavailability of the nominees so listed.

    All persons named below are directors of the Company at the present time. No family relationships exist between any nominees, directors or executive officers of the Company.


Board Recommended Nominees

    The names of the nominees for the Board of Directors, together with certain information regarding them, are as follows:

    Stanley J. Bright (age 59) has been a director of the Company since January 1995. Mr. Bright's term as a director expires in 1999. Mr. Bright is Vice Chairman of the Board and a member of the Executive Committee of MidAmerican Energy Holdings Company, a utility company, which was formed on March 12, 1999 in the merger of the prior MidAmerican Energy Holdings Company (MidAmerican Energy) and CalEnergy Company, Inc. Prior to the merger, Mr. Bright served as Chairman, President and Chief Executive Officer of MidAmerican Energy from June 1, 1997, as President and Chief Executive Officer from July 1, 1996, and as President, Office of the Chief Executive Officer from July 1, 1995 when MidAmerican Energy was formed in the merger of Iowa-Illinois Gas and Electric Company and Midwest Resources, Inc. He had been Chairman, President and Chief Executive Officer of Iowa-Illinois Gas and Electric Company, a utility company, since May 1991. Mr. Bright served as President and Chief Operating Officer of Iowa-Illinois Gas and Electric Company from April 1990 to April 1991 and as Vice President-Finance and Chief Financial Officer from September 1986 to March 1990. Mr. Bright is also a director of Access Air, Inc., Utech Venture Capital Corporation, Genesis Health System, St. Ambrose University in Davenport, Iowa, and the Iowa College Foundation and is a member of the Board of Visitors of the College of Business Administration of the University of Iowa.

    William M. Weisfield (age 57) has been a director of the Company since January 1995, Chairman of the Board since January 1996 and the Company's President and Chief Executive Officer since November 1998. Mr. Weisfield's term as a director expires in 1999. Mr. Weisfield was Senior Vice President of Benaroya Capital Company, a privately held investment company specializing in development of Pacific Northwest real estate and other investments, since January 1, 1994. Mr. Weisfield previously served as Chief Operating Officer for Robbins Company, an underground tunnel boring manufacturing company from November 1992 to December 1993. Mr. Weisfield also acts as a director of Lindal Cedar Homes, Inc., Lifespan Biosciences, Inc., the Downtown Seattle Association, and is the President of the Seattle Rotary Club.

    The Board of Directors recommends a vote "FOR" the election of the above nominees for the Board of Directors.

Continuing Members of the Board of Directors

    The names of the continuing members of the Board of Directors, together with certain information regarding them, are as follows:

    John D. Durbin (age 64) has been a director of the Company since April 1997. Mr. Durbin's term as a director expires in 2001. Mr. Durbin has been a Principal of Olympic Capital Partners, an investment banking firm, since 1996 and is a general Partner of John Durbin & Associates, a 25 year old firm which owns and manages commercial and agricultural real estate. Previously, he was Chairman, President and Chief Executive Officer of Bellevue-based Hostar International, a hotel equipment manufacturer, which he co-founded in 1988. In addition, he is a board member of several Northwest companies, including Puget Sound Energy, Inc. and ConnexT, Inc., and is a member of the Advisory Board of Barclay Dean Interiors, Inc. and Glant Pacific Companies. Mr. Durbin's community service includes being a member of the Board of Trustees of Seattle University and a board member of Children's Hospital Foundation, Junior Achievement of Greater Seattle and the Medic One Foundation. He is a past Chairman of United Way of King County and past President of the Seattle Rotary Club.

    John W. Ellis (age 70) has been a director of the Company since August 1988. Mr. Ellis' term as a director expires in 2000. He is also Chief Executive Officer of the Baseball Club of Seattle. Since 1969, he has been a director of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company), a diversified gas and electric utility, where he was President from 1976 to 1987, and Chief Executive Officer from 1976 until his retirement in 1993. Mr. Ellis is also a director of Washington Mutual Savings Bank, a banking company, SAFECO Corporation, an insurance company, and AEGIS, Ltd., an insurance company, and serves as Chairman of the Board of Trustees of Seattle University. He is past Chairman of the Edison Electric Institute and the Electric Power Research Institute.

    Walter M. Higgins (age 54) has been a director of the Company since January 1998. Mr. Higgins' term as a director expires in 2001. Mr. Higgins was named President and Chief Executive Officer of AGL Resources, Inc., an Atlanta-based energy holding company in January 1998. He joined Sierra Pacific Resources, a utility holding company in late 1993, and was named Chairman of the Board, President and Chief Executive Officer in January 1994. He also served as President and Chief Executive Officer of Sierra Pacific Power Co., a subsidiary of Sierra Pacific Resources. Prior to joining Sierra Pacific Resources, he was President and Chief Operating Officer of Louisville Gas and Electric Co., the principal subsidiary of LG&E Energy, a Louisville, Kentucky-based utility holding company. Mr. Higgins joined Louisville Gas & Electric Co. in 1991 after nearly 14 years with Portland General Electric Co. in Portland, Oregon. In addition, he is a board member of AGL Resources, Inc. and AEGIS, Ltd., an insurance company, and serves on the board of trustees of several business and community organizations.

    Robert E. Runice (age 69) has been a director of the Company since November 1988. Mr. Runice's term as a director expires in 2000. Mr. Runice is a private investor and business consultant. From 1983 until his retirement in 1991, Mr. Runice had been Vice President of U S West Inc., a diversified telecommunications company, and President of its Commercial Development Division. Mr. Runice is also a director of The Bombay Company, Inc., a specialty retail company, and Tandy Brands Accessories, Inc., a manufacturer of men's, women's and boys' accessories.

Committees of the Board of Directors

    The Board of Directors has established standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Organization Committee. All committees are responsible to the full Board of Directors and their activities are therefore subject to approval of the Board of Directors.
As provided in the Company's By-laws, each committee is appointed annually by the Board of Directors and consists of not less than three directors, at least a majority of whom must be independent and not members of management. The functions performed by these Committees are summarized as follows:

    Audit Committee. The Audit Committee reviews and makes recommendations regarding the selection of outside auditors, the scope and results of the annual audit, internal controls, procedures and the adequacy of staff for the safeguard of the Company's assets, related-party transactions, potential conflicts of interest and compliance with corporate policies including the Company's Code of Ethical Conduct. The members of the Audit Committee are John D. Durbin (Chairman), Robert E. Runice and William M. Weisfield. The Audit Committee met six times during fiscal year 1999.

    Compensation Committee. The Compensation Committee reviews and makes recommendations regarding compensation, including salaries and other incentives, of directors, officers and other executives of the Company. Those members of the Compensation Committee who are "nonemployee directors" within the meaning of the rules adopted under Section 16 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, also act as plan administrator of the Company's stock option plans. The members of the Compensation Committee are Robert E. Runice (Chairman), John W. Ellis, John D. Durbin and Walter M. Higgins. The Compensation Committee met three times during fiscal year 1999.

    Nominating and Organization Committee. The Nominating and Organization Committee reviews and makes recommendations regarding the size and composition of the Board of Directors, nominees for directors, election of officers and the organization of the Company. The Nominating and Organization Committee also considers nominees for directors recommended by any stockholder of the Company. Any stockholder desiring to do so must mail a written recommendation and any comments to the Chairman of the Nominating and Organization Committee addressed in care of the Secretary of the Company at the Company's corporate offices at P.O. Box 97009, Kent, Washington 98064-9709. The members of the Nominating and Organization Committee are John W. Ellis (Chairman), Stanley J. Bright and Robert E. Runice. The Nominating and Organization Committee met three times during fiscal year 1999.


Fiscal Year 1999 Director Meeting Attendance

    During fiscal year 1999, there were ten meetings of the Board of Directors. Each director attended at least 80% of the total number of the meetings of the Board of Directors and the Committees of the Board of Directors on which each such director served.


Director Compensation

    Directors who are employees of the Company do not receive any fees for their services as directors. Directors of the Company who are not employees are paid a quarterly retainer of $1,500 and committee chairpersons are paid an additional quarterly retainer of $500. Nonemployee directors are also paid $500 for each Board of Directors meeting and $400 for each committee meeting attended in person and one-half of those amounts for participation in telephonically conducted meetings, plus reimbursement of expenses incurred in attending such meetings. Until November 1, 1998 when he became a Company employee, Mr. Weisfield received a pro rata yearly retainer of $35,000 for his services as Chairman. For extraordinary services beyond those incidental to service on the Board and its committees, nonemployee directors receive fees for work on matters specially requested by the Board at a rate of $125 per hour with a daily minimum of $500 and a daily maximum of $1,000.

    The Company has also adopted the 1987 Restated Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"), which provides for the grant of options to acquire up to an aggregate 300,000 shares of Common Stock to nonemployee directors. Pursuant to the 1987 Director Plan, each nonemployee director receives an option to purchase 10,000 shares of Common Stock upon initial appointment to the Board, which options vest 40% one year after the date of grant and 20% each year thereafter. Each nonemployee director then automatically receives annually an option to purchase 5,000 shares of Common Stock, concurrently with each year's Annual Meeting of Stockholders. Such options vest upon the date of grant. All grants under the 1987 Director Plan are made at an exercise price equal to the fair market value of the Common Stock on the date of grant. The purpose of the 1987 Director Plan is to help the Company attract and retain qualified nonemployee directors.


Stock Ownership of Principal Stockholders, Executive Officers and Directors

    The following table sets forth as of June 2, 1999 (unless otherwise noted below) information regarding the beneficial ownership of the Common Stock by each stockholder who, to the Company's knowledge, owned more than 5% of the outstanding Common Stock, by each of the directors, nominees and by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below.

                                                                    Beneficial Ownership of Common Stock
                                                ----------------------------------------------------------------------------
                                                                     Options and Other
                                                Outstanding Shares   Rights Exercisable
                                                  of Common Stock      Within 60 days                          Percent of
    Name and Address* of Beneficial Owner       Beneficially Owned    of June 2, 1999          Total             Class/1/
----------------------------------------------  -------------------  ------------------  -----------------  ----------------
Trigran Investments, L.P./2/                           601,300                   0            601,300             8.09%
155 Pfingsten Road, Suite 360
Deerfield, IL  60015

Dimensional Fund Advisors Inc./3/                       520,500                   0            520,500             7.00%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

UVCC Fund I                                            435,293                   0            435,293             5.86%
3 Bethesda Metro Center
Bethesda, MD  20814

Stanley J. Bright                                      437,293              25,000/4/         462,293/5/          6.20%
MidAmerican Holdings Company
106 East 2nd Street
Davenport, IA  50801
John D. Durbin                                           8,000              21,000/4/          29,000               **
John W. Ellis                                            5,000              55,000/4/          60,000               **
Walter M. Higgins                                        3,000              14,000/4/          17,000               **
Robert E. Runice                                         4,000              50,000/4/          54,000               **
William M. Weisfield                                     9,000              30,000             39,000               **

James E. Bartholomew                                     4,574              44,000/6/          48,574               **
Craig E. Davies/7/                                      160,000                   0            160,000             2.15%
Thomas L. Markl/8/                                       38,289                   0             38,289               **

All directors and executive
  officers, as a group (14 persons):                   682,347             310,268            992,615            12.82%


Notes to Beneficial Ownership Table:

     * Addresses are listed of owners of more than 5% of the outstanding Common Stock.

     **  Less than 1% of the outstanding Common Stock.

     /1/ In calculating the percentage ownership of any stockholder holding options or other rights exercisable within 60 days of June 2, 1999, it is assumed that such options or rights were exercised.

     /2/ The voting and dispositive power of 30,000 of these shares is shared with Castle Creek Partners LLP.

     /3/ Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 520,500 shares of the Company's common stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     /4/ Consists of options to purchase shares of Common Stock granted under the 1987 Director Plan and includes options to purchase 5,000 shares of Common Stock that will automatically be granted on July 30, 1999. See "Director Compensation."

     /5/ Includes 435,293 shares owned by UVCC Fund I which may be deemed beneficially owned by Mr. Bright. Utech Venture Capital Corporation has a majority interest in the UTILX Common Stock held in UVCC Fund I. Mr. Bright serves as a board member of Utech Venture Capital Corporation. Mr. Bright disclaims beneficial ownership of such shares.

     /6/ Consists of options to purchase shares of Common Stock granted under the Company's 1984 Restated Stock Option Plan (the "1984 Plan") and the Amended and Restated 1994 Option and Restricted Stock Plan (the "1994 Plan").

     /7/ Mr. Davies served as the Company's President, Chief Executive Officer and board member until his resignation effective October 30, 1998.

     /8/ Mr. Markl served as the Company's Senior Vice President and Secretary until his resignation effective November 13, 1998.


Section 16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1999 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, other than one late filing relating to purchase of stock on behalf of Mr. Stanley Bright, a director, and one late filing relating to the granting of a stock option on behalf of Mr. William M. Weisfield, a director and officer.


                              II.  OTHER MATTERS

    The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters not now known or determined come before the meeting, the persons named in the enclosed Proxy Card or their substitutes will vote such Proxy in accordance with their judgment in such matters.


Executive Compensation

    The following table summarizes the compensation paid to the Company's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonuses exceeded $100,000 (the "named executive officers") for services rendered in fiscal year 1999 and the two prior fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                           Annual                   Long-Term
                                                        Compensation              Compensation
                                                ----------------------------  ---------------------
              Name and                                                        Securities Underlying         All Other
         Principal Position            Year/1/    Salary ($)     Bonus ($)     Options Awarded (#)      Compensation ($)
------------------------------------  --------  --------------  ------------  ---------------------  -----------------------
Craig E. Davies/2/                      1999      $239,035/3/     $     0                   0               $ 6,921/4/
   President/Chief                      1998      $235,000        $     0              50,000               $ 5,959/4/
   Executive Officer                    1997      $205,398        $37,900              57,000               $ 6,988/4/

William M. Weisfield/5/                 1999      $142,754        $     0             205,000               $   346/6/
   President/Chief
   Executive Officer

Thomas L. Markl/7/                      1999      $113,183        $     0                   0               $27,231/8/
   Senior Vice President/               1998      $138,467        $     0              35,000               $ 4,450/8/
   Corporate Secretary                  1997      $116,553        $15,000              50,000               $ 3,720/8/

James E. Bartholomew/9/                 1999      $102,091        $     0                   0               $ 4,702/10/
   Senior Vice President/
   Eastern Region

     /1/ The Company's fiscal year ended March 31 of the year identified.

     /2/ Mr. Davies served as the Company's President, Chief Executive Officer and board member until his resignation effective October 30, 1998.

     /3/ Includes severance payments pursuant to the terms of Mr. Davies' employment agreement.

     /4/ Consists of $5,000 for Company matching contributions to qualified benefit plan ("Company matching contributions") and $1,921 for taxable life insurance benefits ("insurance benefits") for 1999; $4,910 and $1,049 respectively for 1998 and $6,124 and $864, respectively for 1997.

     /5/ Mr. Weisfield served as a board member for the Company during the entire 1999 fiscal year, and as an executive officer since November 1, 1998 following Mr. Davies' resignation.

     /6/ Consists of $346 for insurance benefits.

     /7/ Mr. Markl served as an executive officer of the Company until his resignation effective November 13, 1998.

     /8/ Consists of $24,333 in payment of deferred compensation, $2,423 for Company matching contributions and $475 for insurance benefits for 1999; $4,154 for Company matching contributions and $296 for insurance benefits for 1998 and $3,497 and $223, respectively for 1997.

     /9/ Mr. Bartholomew became an executive officer of the Company on March 1, 1994. Because his annual compensation received during 1998 and 1997 did not exceed $100,000, it is not included in the above table.

     /10/Consists of $4,594 for Company matching contributions and $108 for insurance benefits.

The following tables set forth information concerning option grants and exercises during the Company's 1999 fiscal year to or by the named executive officers and the value of the options held by such officers as of March 31, 1999:

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                    Individual Grants                                  Potential Realizable
                         ------------------------------------------------------------------------        Value at Assumed
                                              % of Total                                                 Annual Rates of
                            Number of           Options                                                    Stock Price
                            Securities        Granted to                                                   Appreciation
                            Underlying         Employees                                                for Option Term/2/
                             Options           in Fiscal        Exercise Price      Expiration         ------------------------
Name                         Granted           Year 1999         per Share/1/        Date/1/               5%            10%
-----------------------  ----------------  -----------------   ----------------  ----------------      ----------      --------
Craig E. Davies                         0         N/A                  N/A                N/A           $      0       $      0
William M. Weisfield              200,000/3/     39.5%              $2.000            11/1/08           $251,558       $637,497
                                    5,000/4/      0.9%              $4.375             8/7/08           $ 13,790       $ 34,967
Thomas L. Markl                         0         N/A                  N/A                N/A           $      0       $      0
James E. Bartholomew                    0         N/A                  N/A                N/A           $      0       $      0

/1/ The exercise price for the options is the fair market value of the Common
    Stock on the date of grant. Exercise of an option requires payment in cash of the exercise price. The options under the Company's 1987 Director Plan have a term of 10 years and one week. See "Director Compensation" for vesting schedules. The options under the Company's 1994 Plan have a term of 10 years and become exercisable in four equal annual installments beginning one year after the date of grant, subject to acceleration upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. The Compensation Committee also has the authority to accelerate exercisability before the originally designated exercise date. The exercise price may be paid by the delivery of already owned shares or a full-recourse promissory note, and tax withholding obligations relating to exercise may be paid by the delivery of already owned shares or by offsetting the underlying shares, subject to certain conditions.

/2/ The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed appreciation rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

/3/ Options granted under the Company's 1994 Plan.

/4/ Options granted under the Company's 1987 Director Plan.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                    AND 1999 FISCAL YEAR-END OPTION VALUES

                                      Number of Securities Underlying                      Value of Unexercised
                                                Unexercised                               in-the-Money Options at
                                        Options at March 31, 1999/1/                         March 31, 1999/2/
                                 ------------------------------------------  -------------------------------------------------
             Name                    Exercisable          Unexercisable            Exercisable              Unexercisable
-------------------------------  -------------------  ---------------------  ------------------------  -----------------------
Craig E. Davies                                0                      0                 N/A                      N/A
William M. Weisfield                      30,000                200,000                  $0                       $0
Thomas L. Markl                                0                      0                 N/A                      N/A
James E. Bartholomew                      32,000                 35,000                  $0                       $0

/1/ Consists of options granted under the Company's 1984 Restated Stock Option
    Plan, 1987 Director Plan and 1994 Plan.

/2/ Based on a closing price of $1.5625 per share on March 31, 1999.

Employment Contracts and Termination of Employment and Change of Control Arrangements

     Employment Agreements. The Company has entered into an executive employment agreement with William M. Weisfield. This agreement establishes a starting annual base salary and eligibility to participate in Company bonus and stock plans. The agreement obligates the Company to continue employment and compensation of Mr. Weisfield until November 1, 2001 unless terminated by Mr. Weisfield upon 60 days' notice or by the Company upon 30 days' notice. If the Company terminates Mr. Weisfield's employment during the term of the agreement for reasons other than "cause" (as defined in the agreement), the Company will be obligated to pay to Mr. Weisfield an amount equal to four month's salary, presently $100,000. The Company has also entered into a senior management employment agreement with Mr. Weisfield with an initial term of two years. Unless earlier terminated by either the Company or Mr. Weisfield upon 30 days' notice, on each annual anniversary date, this agreement shall automatically be renewed for successive two-year terms. This agreement also obligates the Company to make certain payments to Mr. Weisfield in the event of termination for reasons other than "cause" or in the event of a "Change of Control" (as defined in the agreement) up to an amount equal to two times his annual base salary then in effect, presently $600,000, plus an amount equal to the bonus paid to Mr. Weisfield for the prior fiscal year.

     The executive employment agreement with Mr. Weisfield, effective November 1, 1998, established an initial annual base salary of $300,000. The agreement required the Company to grant to Mr. Weisfield at the commencement of his employment, options to purchase 200,000 shares of Common Stock under the 1994 Plan.

     Under the terms of Mr. Davies' employment agreement, the Company is obligated to provide certain benefits and the payment of severance pay equal to one year's annual base salary, said payments to continue through November 4, 1999.

     The Company was not obligated to provide benefits or make payments to Mr. Markl following his resignation effective November 13, 1998, except for the payment of amounts due Mr. Markl under the Company's deferred compensation plan, as set forth in the Summary Compensation Table.

     Amended and Restated 1994 Option and Restricted Stock Plan (the 1994 Plan). The 1994 Plan provides that upon a Change of Control each outstanding option will automatically become exercisable in full for the total remaining number of shares covered by the option. A "Change of Control" is defined in the 1994 Plan as: (i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who were neither nominated by a majority of the Incumbent Directors of the Company then in office nor appointed by directors so nominated; (ii) the acquisition by any person (other than the Company or a Company employee benefit plan) of, in the case of transactions not approved by a majority of the Incumbent Directors, 15% or more of the combined general voting power of the Common Stock and any other voting securities of the Company and, in the case of other transactions, 33% or more of such combined voting power; or (iii) the approval by the stockholders of the Company of a Business Combination, other than a Business Combination in which all or substantially all the stockholders of the Company receive or hold 66-2/3% or more of the stock of the corporation resulting from the Business Combination in substantially the same proportions as their ownership before the Business Combination, no holder has more than 33% of the combined voting power of the capital stock of the resulting corporation and at least a majority of the board of directors of the resulting corporation are Incumbent Directors or were approved by a majority of the Incumbent Directors.


Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of the Company. Current members of the Committee are Robert E. Runice, Chairman, John W. Ellis, John D. Durbin and Walter M. Higgins. None of the members of the Committee participate in the compensation programs described in this report.

     Philosophy, Procedures and General Policies. In determining executive compensation, the Committee and the Board are guided by the following objectives:

     . Attracting, retaining and motivating highly qualified and committed executives.

     . Using the competitive employment marketplace as a guide to assessing and establishing compensation levels.

     . Determining total compensation to a meaningful degree by returns to the Company's stockholders.

     . Exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive, the current economic and business circumstances of the Company, and the prevailing conditions in the relevant employment marketplace.

     . Encouraging executives to obtain and hold an equity stake in the Company.

     The responsibility of the Committee is to review and make recommendations regarding executive compensation to the Board of Directors. The Board of Directors exercises final authority with respect to approval of executive compensation, except with regard to grants under the Company's stock plans for which the Committee has final authority. The Committee and the Board also specifically approve the compensation of individual executives, including any merit or promotional adjustments, and individually review the performance of those executives on at least an annual basis. Base salary increases are based upon the results of such performance reviews and, for executives other than the President and Chief Executive Officer, such increases are also based upon the recommendation of the President and Chief Executive Officer. During fiscal year 1999, the Committee used the services of an independent executive compensation consultant to assist the Committee in evaluating the Company's executive compensation programs and practices and to recommend changes for future years.

     Executive Compensation Plan. Under the Company's fiscal year 1999 Executive Compensation Plan, executive compensation consisted of the following components:

     .  Annual base salary

     .  annual incentive bonus

     . long-term compensation in the form of stock option grants and restricted stock

     In establishing this plan, comparative executive compensation information was collected by the Company using both publicly available sources as well as compensation surveys produced by independent, outside compensation firms. That information included, but was not specifically limited to, the group of companies comprising the peer issuers index in the Stock Performance Graph. See footnote 2 to "Stock Performance Graph" below.

     Annual Compensation -- Base Salaries. The Company seeks to establish base salaries of executives at median levels in those employment markets within which the Company competes in order to recruit and retain qualified executive employees. The Company reviews base salaries of each executive periodically, generally on an annual basis, to ensure that the Company remains competitive. Such annual reviews, conducted in conjunction with annual merit reviews, provide the basis for assessments of base salary and adjustments, several of which were made during fiscal 1999 to those executive officers receiving a promotion.

     The Committee considers recommendations from the President and Chief Executive Officer when making adjustments to executive salaries. The Committee also considers the initial base salaries set forth in the employment agreements of certain executives and such variables as relative responsibility, expertise, past years' compensation and performance, and comparative market data, including median salary data for similar positions within the industry.

     Annual Compensation -- Annual Incentive Bonuses. The Committee has an established program of annual cash incentives to executives in the form of performance awards. This program is intended to encourage achievement of certain goals developed and specified at the beginning of the fiscal year. A performance award target is established for each participating executive, based on median competitive levels in those employment markets within which the Company competes. Performance awards are to be distributed out of a performance award fund whose size is determined by the success of the management group as a whole in achieving the annual financial goals of the Company. If Company goals are met, the performance award fund is divided among all participating executives based on their respective performance award targets. Although performance award targets are specified at the beginning of the fiscal year, the relative share of the performance award fund received by a specific executive may be increased or decreased at the time of distribution of performance awards, based upon an assessment by the Board and Committee of the individual's performance.

     In April 1997, the Board and the Committee established performance award targets for executives ranging from 20% to 50% of earned base salary and established Company performance goals relating to achieving profitability of specific profit centers and the entire Company. During fiscal year 1999, no performance awards were paid to executive officers.

     Long-Term Compensation -- Stock Plans. Long-term incentives are designed to link management reward with the long-term interest of the Company's stockholders. Currently, the Company grants stock options and restricted stock as long-term incentives.

     During fiscal 1999, the Committee and the Board granted a total of 459,000 stock options to executive officers and senior managers. These options were scheduled to vest in either four or five years after the grant date.

     In fiscal 1998, the Committee and the Board approved an Exempt Employee Stock Option Plan, designed to make every salaried employee of the Company eligible for annual nonqualified stock option awards upon achievement of individual performance objectives. During fiscal 1999, 29 of the Company's employees received these nonqualified stock options as a result of achieving their individual objectives.

     Compensation of Chief Executive Officer. In November 1998, William Weisfield was elected President and Chief Executive Officer to replace Mr. Davies. Mr. Weisfield currently receives an annual base salary of $300,000 and a performance-based target bonus of up to 100% of his annual base salary. Pursuant to his employment agreement, the Company granted Mr. Weisfield at the commencement of his employment, options to purchase 200,000 shares of Common Stock under the 1994 Plan.

     The compensation package for Mr. Weisfield was determined with the assistance of a compensation consultant and was based upon a number of factors, including market data indicating median salaries and annual bonuses for similar positions in the employment market within which the Company competes. In determining compensation, the Committee considered Mr. Weisfield's past services to the Company, his expertise and relevant operational experience as well as his demonstrated achievement in prior positions.

     Under the terms of the April 1994 employment agreement between Mr. Davies and the Company, an initial annual base salary of $200,000 was established and a performance-based target bonus of up to 50% of annual base salary. The Committee considered similar criteria to determine Mr. Davies' compensation as that used to establish the compensation for Mr. Weisfield.

     Cap on Company Deductions for Certain Compensation. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's chief executive officer or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained.
Restricted stock does not satisfy the definition of performance-based compensation unless the lapse of the Restricted Period is based on the attainment of specified performance goals approved by the issuer's stockholders. Restricted stock grants under the

1994 Plan will not satisfy the performance-based criteria. The option portion of the 1994 Plan is intended to comply with the performance-based criteria.

     Compensation Committee Members. The foregoing report has been provided by the Compensation Committee of the Board of Directors.

     Robert E. Runice (Chairman)
     John W. Ellis
     John D. Durbin
     Walter M. Higgins


Stock Performance Graph

     The graph below compares for each of the last five fiscal years ending March 31, 1999 the cumulative total return of the Company, The Nasdaq Stock Market index and the SIC 1600 - 1699 index. The cumulative total return of Common Stock assumes $100 invested on March 31, 1994 in UTILX Common Stock and for the comparator indices that all dividends are fully reinvested. The Company has paid no dividend during the period indicated.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       UTILX CORPORATION, NASDAQ INDEX,/1/ AND SIC 1600 - 1699 INDEX/2/

                       [PERFORMANCE GRAPH APPEARS HERE]

                          DATA FROM PERFORMANCE GRAPH

                               Company      Market      Peer
                    Date        Index       Index       Index
                 ----------    -------     -------     -------
                 03/31/1994    100.000     100.000     100.000
                 03/31/1995     51.111     111.254      98.669
                 03/29/1996     35.556     151.062     125.957
                 03/31/1997     77.778     167.833     225.702
                 03/31/1998     97.778     254.430     389.793
                 03/31/1999     27.778     342.421     249.993

/1/ Broad market index consisting of all United States companies traded on The
    Nasdaq Stock Market during the period indicated.

/2/ Peer issuers index consisting of all United States companies traded on The
    Nasdaq Stock Market during the period indicated, including the Company, whose Standard Industrial Classification ("SIC") code is within Major Group 16, "Heavy Construction other than Building Construction-Contractors." The Company's SIC code is 1623, "Water, Sewer, Pipeline and Communications and Power Line Construction." The following companies (and their ticker symbols) comprise the group of peer issuers: Guy F. Atkinson Company of California
    (ATKN); Cerbco, Inc. (CERB); Devcon International Corporation (DEVC); Enviroq Corporation (EROQ); Euroweb International Corporation (EWEB); Global Industries, Ltd. (GLBL); Granite Construction, Inc. (GCCO); Harding Associates, Inc. (HRDG); Horizon Offshore, Inc. (HOFF); Hungarian Teleconstruction Corporation (HTEL); Insituform East, Inc. (INEI); Insituform Mid America, Inc. (INSMA); Insituform Technologies, Inc. (INSUA); International Fibercom, Inc. (IFCI); Mastec, Inc. (MASX); Meadow Valley Corporation (MVCO); Noxso Corporation (NOXO); and UTILX Corporation (UTLX).

                            EXPENSES OF SOLICITATION

    Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Proxies may be solicited personally or by mail, telephone, telex, telegraph or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of Proxies will be paid by the Company.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors selected PricewaterhouseCoopers L.L.P., certified public accountants, to act as independent auditor of the Company for the fiscal year ending March 31, 1999. Coopers & Lybrand L.L.P. has previously been auditor of the Company since 1986.

    A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from stockholders.


                           PROPOSALS OF STOCKHOLDERS

    The Company intends to hold its 2000 Annual Meeting of Stockholders on approximately July 28, 2000. In order for proposals of stockholders to be considered for inclusion in the Proxy Statement and Proxy for the 2000 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company no later than February 24, 2000.


                               1999 ANNUAL REPORT

    A copy of the Company's 1999 Annual Report for the year ended March 31, 1999, as filed with the Securities and Exchange Commission is being mailed with this Proxy Statement to each stockholder of record as of June 2, 1999. Any stockholder not receiving this report will be provided such report without charge by submitting a written request addressed to the Secretary, UTILX Corporation, P.O. Box 97009, Kent, Washington 98064-9709, (253) 395-0200
(telephone), (253) 395-1040 (facsimile).


                                 By Order of the Board of Directors

                                 /s/ Anne G. Cameron

                                 Anne G. Cameron
                                 Corporate Secretary

              PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF

                               UTILX CORPORATION

              1999 Annual Meeting of Stockholders - July 30, 1999

  The undersigned hereby appoints William M. Weisfield and Anne G. Cameron, and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock, $0.01 par value, of UTILX Corporation which the undersigned may be entitled to vote at the 1999 Annual Meeting of Stockholders to be held at the corporate headquarters located at 22820 Russell Road, Kent, Washington 98032 on Friday, July 30, 1999, at 10:30 a.m., Pacific Daylight Time, and at any other adjournment of such meeting, hereby revoking any proxies heretofore given, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

  If no direction is given, this proxy will be voted FOR proposal 1.

                                                                                       --------------------
          IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE                                SEE REVERSE
                                                                                                SIDE
                                                                                       --------------------




[X]  Please mark
     your votes
     as in this
     example.

The Board of Directors recommends a vote FOR Proposal 1.  If no direction is given, this proxy will be voted FOR Proposal 1.
                      FOR                  WITHHELD
1.  Election of                                                Nominees:   Stanley J. Bright and
    all nominees      [ ]                    [ ]                           William M. Weisfield
                                                                           for three year terms
                                                                           expiring in 2002.
INSTRUCTIONS:  To withhold authority to
vote for any individual nominee, write that
nominee's name in the space provided below.

______________________________________________






Signature(s) ______________________________________________________________________________    Date  _____________________________
Note:  Please sign exactly as name appears hereon. Joint owners should each sign and date. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.